EXHIBIT 10.12

ADVISORY BOARD CONSULTING AGREEMENT

THIS ADVISORY BOARD CONSULTING AGREEMENT (“Agreement”), made this             th day of           , 2012, is entered into by S1 Biopharma, Inc., a Delaware corporation (“Company”), and                            (“Advisor”).

RECITALS

A.                                    The Company is engaged in the business of the commercialization of biopharmaceutical therapies for patients suffering from HSDD and SD (the “Business”).

B.                                    Advisor is experienced and knowledgeable in one or more aspects of the Business.

C.                                    The Company desires to retain the services of the Advisor as a consultant to the Company and a member of its Advisory Board (the “Advisory Board”), and the Advisor desires to serve as a consultant to the Company and as a member of its Advisory Board.

For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.                                      Services.

(a)                                 Advisor agrees to serve as a Member of the Advisory Board.  Advisor will use his/her best efforts to attend meetings of the Advisory Board, subject to Advisor’s availability and reasonable prior notice from the Company.  The Company anticipates that the Advisory Board will meet from time to time, up to four times each year, at times and locations to be determined by the Company in consultation with Advisory Board members.

(b)                                 Advisor agrees to provide such consulting, advisory and related services for the Company as and when reasonably requested by, or at the direction of, the senior executives or the Board of Directors of the Company.  Delivery by the Advisor of consulting, advisory or related services hereunder not involving attendance at meetings of the Advisory Board shall be subject to Advisor’s reasonable availability, taking into account Advisor’s other professional, business and personal activities.  Advisor’s services shall include, without limitation, periodic consultation calls with management of the Company (which shall be in addition to the Advisory Board meetings described in Section 1(a)) and speaking engagements and presentations at industry and academic events regarding the results of SIP scientific progress.

(c)                                  Advisor shall not be required to devote more than an aggregate of a reasonable number of days per year as determined in good faith by the Company to the attendance at and participation in meetings of the Advisory Board and to the performance of consulting, advisory or related services hereunder.

(d)                                 Advisor will comply with all policies, rules and regulations adopted by the Company for the Advisory Board, as well as the Company’s Code of Ethics (if one is adopted) and conflict of interest policies.

2.                                      Term.

(a)                                 This Agreement shall commence on the date hereof and shall continue until the close of business on June 11, 2016, unless extended by mutual written consent or sooner terminated as provided below (the “Consultation Period”).

(b)                                 The Company may, with or without cause, terminate the Consultation Period at any time, without cause, effective upon ten (10) days prior written notice and with cause immediately.

(c)                                  The provisions of Sections 4, 5, 6 and 7 of this Agreement shall survive the expiration or termination of this Agreement.

3.                                      Compensation.  During the Consultation Period, the Company shall compensate Advisor for advisory and consultative services to be provided by Advisor as follows: (i) grant of one hundred (100) shares of common stock, $0.0001 par value, of the Company, which shares shall vest annually over four (4) years, so long as Advisor is serving on the Advisory Board and (ii) Ten Thousand Dollars ($10,000) annually once the Company completes a financing of at least $5,000,000 along with reimbursement of all expenses actually incurred by the Advisor for attending Advisory Board meetings and providing the services under this Agreement.  Except as provided for herein, advisor shall not be entitled to any benefits, coverages, or privileges, under any benefit or employee plan maintained by the Company.

4.                                      Non-Competition.  During the Consultation Period and for a period ending one (1) year after the termination of Advisor’s services to the Company for any reason, Advisor covenants and agrees that he will not, directly or indirectly or through an affiliate:

(a)                                 recruit or otherwise solicit or induce any person (natural or otherwise) who is or becomes an employee or consultant of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company, or hire any such employee or consultant who has left the employ of the Company within one (1) year after termination of such employee’s or consultant’s employment with the Company;

(b)                                 solicit or attempt to solicit any licensors, licensees, distributors, suppliers, customers or clients of the Company (including any potential licensors, licensees, distributors, suppliers, customers or clients whom the Company is soliciting or with whom the Company is engaged in discussions at the termination of the relationship with the Company); or

(c)                                  alone or in association with others, own, manage, operate, control, consult with, provide financing to, be employed by, work for or with, be an officer or director of, or invest in, any Competing Business (defined below) anywhere in the Protected Territory (defined below).  “Competing Business” means any biopharma companies engaged in the development of or business of researching and commercializing female sexual dysfunction therapies targeting monoaminergic neurotransmitters.  “Protected Territory” means the geographic locations and/or other countries/states in which the Company develops, markets, provides, sells or distributes any of its products or services during the Consultation Period.  Advisor hereby acknowledges and agrees that the restrictions set forth in this Section 4 are reasonable for the purposes of protecting the Company’s legitimate business interests.  If any such covenant or portion thereof is found by any court of competent jurisdiction to be illegal, void or unenforceable because it extends for too long a period of time or over too broad a range of activities or in too large a geographic area or for any other reason, such restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable or otherwise so as to render the covenant enforceable.  The foregoing one (1) year period shall be tolled for any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein.  Notwithstanding the foregoing language in this Section 4, Advisor shall be permitted to continue to consult with those companies listed on Exhibit B (the “Prior Consulting Companies”) for whom the Advisor has already agreed to consult with and who are developing female sexual dysfunction therapies targeting monoaminergic neurotransmitters, and such consulting services for the Prior Consulting Companies shall not be deemed a breach of this Section 4.

5.                                      Nondisclosure and Inventions.  Advisor hereby grants and assigns to the Company his or her entire worldwide present and future right, title and interest (including all patent rights, copyrights, trade secret rights and other intellectual property rights) in and to any and all Developments (as defined below) made or conceived solely by Advisor or jointly by Advisor and others, or created wholly or in part by Advisor, during the Consultation Period, but not for Developments made or conceived by Advisor prior to the Consulting Period, whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection, and the Developments:  (a) relate to the actual or anticipated business or research or development of the Company and/or (b) result from or arise out of any task assigned to Advisor or work performed by Advisor for or on behalf of the Company, including, without limitation, Lorexys.  For the purposes of this Agreement “Development” means any idea, invention, discovery, design (whether the design is ornamental or otherwise), computer program and related documentation, and all other works of authorship.  Excluded are Developments that Advisor cannot assign to the Company because of a prior agreement(s) with                                      which is/are effective until                                                                           .  (Give name and date, or if none write “none “ or leave blank)

With respect to all Developments, Advisor agrees that (a) Advisor will promptly disclose all Developments to the Company’s management, and (b) Advisor will, on the Company’s request, promptly execute a specific assignment of title to the Company, and do anything reasonably necessary to enable the Company to secure a patent, copyright or other form of protection in the United States and/or in other countries.  The Company and its licensees (direct and indirect) are not required to designate Advisor as author of any Development assigned by this Section 5 when distributed publicly or otherwise.  Advisor waives and releases, to the extent permitted by law, all his rights to the foregoing.  Advisor has identified on Exhibit A all Developments not assigned by this Section 5 in which Advisor has any right, title or interest, and which were previously made or conceived solely or jointly by Advisor, or written wholly or in part by Advisor, but neither published nor filed in any patent office.  If Advisor does not have any to identify, Advisor has written “none” on this line or left it blank:                                           .

6.                                      Confidentiality.  Advisor will not, without the Company’s prior written permission in each case, disclose to anyone outside of the Company or use in other than the Company’s business, either during or after the Consultation Period, any Confidential Information (as defined below), or any information or material received in confidence from third parties by the Company.  “Confidential Information” is any information, data, knowledge and/or materials utilized in or related to the business or operations of the Company including, without limitation, all novel methodology for clinical protocols, clinical design, active ingredients, formula, and ratios for Lorexys, trade secrets, Developments, algorithms, computer programs, software, sales and marketing information and methods, financial information, pricing information, research, business practices, employee information and customer and supplier information.  “Confidential Information” does not include information that has previously been or is hereafter made public, without breach of a confidential relationship, by an authorized representative of the Company.  Advisor will at no time make or cause to be made any derogatory, discrediting or disparaging comments regarding the Company, its partners, its business, or its present or past affiliates, directors, officers or employees.  Upon the request of the Company, Advisor shall promptly deliver to the Company all documents and materials embodying Confidential Information.

7.                                      Remedies.  Advisor acknowledges and agrees that the agreements and restrictions contained in agreement referred to in Sections 4, 5 and 6 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose.  Advisor acknowledges and agrees that any breach of the agreements referred to in Section 4, 5 and 6 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.  Nothing herein shall relieve the Company of proving the Advisor failed to abide by agreements and restrictions contained in agreements referred to in Sections 4, 5 and 6.

8.                                      Independent Contractor Status.

(a)                                 Advisor shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.

(b)                                 Advisor is responsible for all taxes (federal, state and local) due with respect to any compensation paid or payable pursuant to this Agreement and shall indemnify and hold the Company and its officers and directors harmless from and against all such liabilities.

(c)                                  Advisor is not authorized to create any liability, obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.                                      Miscellaneous.

(a)                                 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

(b)                                 This Agreement may be amended or modified only by a written instrument executed by both the Company and the Advisor.  No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement.

(c)                                  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.  Any controversy, dispute or claim arising out of or in connection with or relating to this Agreement (except for disputes related to Sections 4 or 5), or the breach, termination or validity hereof or any transaction contemplated hereby (any such controversy, dispute or claim being referred to as a “Dispute”) shall be finally settled by arbitration conducted expeditiously in accordance with the arbitration rules then in force (the “Rules”) of (the “Authority”).  There shall be a panel of three arbitrators who shall be appointed pursuant to Authority procedures, in each case, within fifteen (15) business days of receipt of the demand for arbitration by the respondent(s) in any such proceeding.  Each of the arbitrators shall be an attorney with no less than fifteen (15) years’ experience in the practice of business law who shall not have performed any legal services for any of the parties or person controlled by any of the parties for a period of five (5) years prior to the date the demand for arbitration is received by the respondent(s).  The sites for arbitration pursuant to this section shall be Broward County, Florida.  A final award shall be rendered as soon as reasonably possible and, in any event, within ninety (90) days of the appointment of the panel of arbitrators; provided, however, that if the arbitrators determine by majority vote that fairness so requires, such ninety (90) day period may be extended by no more than sixty (60) additional days.  The parties agree that the arbitrators shall have the right and power to shorten the length of any notice periods or other time periods provided in the Authority Rules in order to ensure that the arbitration process is completed within the time frames provided herein.  The arbitration decision or award shall be reasoned and in writing.  Judgment on the decision or award rendered by the arbitrators may be entered and specifically enforced in any court having jurisdiction thereof.  All arbitration commenced pursuant to this Agreement, or any other agreements and transactions incident hereto while any other arbitration hereunder shall be in progress shall be consolidated and heard by the initially constituted panel of arbitrators.

(d)                                 This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of Advisor are personal and shall not be assigned or delegated by the Advisor.

(e)                                  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(f)                                   The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(g)                                  The provisions of Sections 4, 5, 6 and 7 shall survive the termination or expiration of this Agreement.

(h)                                 In the case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(i)                                     The gender and number used in this Agreement are used as reference terms only and shall apply with the same effect whether the parties are of the masculine, neuter or feminine gender, corporate or other form, and the singular shall likewise include the plural.

(j)                                    All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section), commercial (including FedEx) or U.S. Postal Service overnight delivery service, or, deposited with the U.S. Postal Service mailed first class, registered or certified mail, postage prepaid, as set forth below:

If to the Company:	SI Biopharma, Inc.
1 Independence Way
Suite 102
Jersey City, New Jersey 07305

If to Advisor, addressed to:

Notices shall be deemed given upon the earlier to occur of (a) receipt by the party to whom such notice is directed; (b) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (c) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial carrier if sent by commercial overnight delivery service; or (d) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof with the U.S. Postal Service as aforesaid.  Each party, by notice duly given in accordance therewith may specify a different address for the giving of any notice hereunder.

(k)                                 The provisions of this Agreement are severable.  Any term or provision of this Agreement which is illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining terms and provisions of this Agreement, and shall not affect the legality, validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

(l)                                     EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND KNOWINGLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER MATTER PERTAINING TO OR ARISING DURING THE EMPLOYMENT OF THE EMPLOYEE BY THE COMPANY.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the and year first set forth above.

S1 Biopharma, Inc.

By:
Name:	Nicholas G. Sitchon
Title:	Chief Executive Officer

Advisor

Exhibit A

List of Developments

Exhibit B

List of Prior Consulting Companies